UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934
                     (Amendment No.  3  )*

                      HON INDUSTRIES INC.
                      - - - - - - - - - -
                        (Name of Issuer)

                          Common Stock
                - - - - - - - - - - - - - - - -
                 (Title of Class of Securities)

                          438092 10 8
                        - - - - - - - -
                         (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13G

CUSIP No.      438092 10 8
-----------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Terrence L. Mealy
          ###-##-####

2    n/a

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

5    n/a

6    SHARED VOTING POWER

          1,712,504

7    n/a

8    SHARED DISPOSITIVE POWER

          1,712,504

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

          1,712,504

10   n/a

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%

12   TYPE OF REPORTING PERSON*

          IN

                          SCHEDULE 13G

CUSIP No.      438092 10 8
-----------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Loretta B. Mealy
          ###-##-####

2    n/a

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

5    n/a

6    SHARED VOTING POWER

          1,712,504

7    n/a

8    SHARED DISPOSITIVE POWER

          1,712,504

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

          1,712,504

10   n/a

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%

12   TYPE OF REPORTING PERSON*

          IN

ITEM 1.  (a)  NAME OF ISSUER:

              HON INDUSTRIES INC.

ITEM 1.  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              414 East Third Street
              Muscatine, Iowa 52761

ITEM 2.  (a)  NAME OF PERSON FILING:

              Terrence L. Mealy
              Loretta B. Mealy

ITEM 2.  (b)  ADDRESS OF PRINCIPAL BUSINESS
              OFFICE OR, IF NONE, RESIDENCE:

              301 EAST SECOND STREET
              MUSCATINE, IOWA 52761

ITEM 2.  (c)  CITIZENSHIP:

              United States

ITEM 2.  (d)  TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2.  (e)  CUSIP NUMBER:

              438092 10 8

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT
         TO RULES 13d-1(b), OR 13d-2(b), CHECK
         WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP:

         (a)  Amount Beneficially Owned:

              1,712,504

         (b)  Percent of Class:

              5.6%

         (c)  Number of shares as
              to which each person has:

              (i)  sole power to vote or to
                   direct the vote              N/A

             (ii)  shared power to vote or
                   to direct the vote           1,712,504

            (iii)  sole power to dispose or
                   to direct the disposition of N/A

             (iv)  shared power to dispose
                   or to direct the
                   disposition of                1,712,504

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT  ON BEHALF OF
         ANOTHER PERSON:

         Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION
         OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION
         OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10. CERTIFICATION:

         Not Applicable

SIGNATURE:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:          January 15, 1998

SIGNATURE:     /s/ Terrence L. Mealy
               -------------------------
NAME/TITLE:    Terrence L. Mealy

DATE:          January 15, 1998

SIGNATURE:     /s/ Loretta B. Mealy
               -------------------------
NAME/TITLE:    Loretta B. Mealy